Filed Pursuant to Rule 424(b)(2)
Registration Statement File No. 333-140997
Prospectus Supplement
(To Prospectus dated March 1, 2007)

26,780,192 Shares

Freeport-McMoRan Copper & Gold Inc.

Common Stock
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 Pursuant to the distribution agreement dated January 26, 2009, between us and J.P. Morgan Securities Inc. (“J.P.Morgan”), which was filed as an exhibit to our current report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2009 and is incorporated by reference herein, during the period from January 26, 2009 through February 11, 2009, we sold 26,780,192 shares of our common stock, par value $0.10 per share, by means of ordinary brokers’ transactions on the New York Stock Exchange, or NYSE, at market prices through J.P.Morgan, as our sales agent.  Our gross proceeds from such sales were $750 million, and the aggregate gross sales commission to the sales agent was approximately $9 million.  Our aggregate net proceeds from such sales were approximately $740 million, after deducting related expenses, including commissions to the sales agent.  The offering is now complete.

 Our common stock is listed for trading on the NYSE under the symbol “FCX.” On February 11, 2009, the last reported sale price of our common stock on the NYSE was $27.92 per share.

 This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, dated March 1, 2007, and the prospectus supplement, dated January 26, 2009.

 Investing in our common stock involves risks. Before buying shares of our common stock, you should read the discussion of material risks described in “Risk factors” beginning on page S-13 of the prospectus supplement dated January 26, 2009 for more information.
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 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

J.P.Morgan
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The date of this prospectus supplement is February 12, 2009.